LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of May 8, 2013 and is entered into by and between ADVANCED MICROSENSORS CORPORATION, a New York corporation, and each of its subsidiaries (hereinafter, individually or collectively, as the context may require, “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation(together with its successors and/or assigns, “Lender”).

RECITALS

A.           Borrower has requested Lender to establish a term loan arrangement in favor of Borrower in the principal amount of up to Three Million and 00/100 Dollars ($3,000,000.00) (the “Loan”) to provide additional working capital to Borrower; and

B.           Lender is willing to establish theLoan to Borrower based upon and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H attached hereto.

“Advance” and “Advances” mean any funds advanced under and pursuant to the terms and conditions of this Agreement, including, without limitation, the Tranche A Advance and the Tranche B Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A attached hereto.

“Affiliate” means any person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with Borrower or any Subsidiary.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Capital Assets” means assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

“Capital Leases” means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets determined in accordance with GAAP.

“Cash” means all cash and liquid funds.

“Cash Pay Interest Rate” means, the Interest Rate minus the PIK Interest Rate.

“Cash Revenue” shall mean, as determined for any applicable period, any and all cash income realized by Borrower as a result of its operating activities calculated in accordance with generally accepted accounting principles.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary, in any case, in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and common stock of Borrower with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of Borrower; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” has the meaning given to it in Section 3.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“EBITDA” means, for the applicable period, net income from continuing operations before the payment of Interest and Taxes plus depreciation and amortization determined in accordance with GAAP.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Facility Fee” means an amount equal to $30,000.00.

“Financial Statements” shall have the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” or “Guarantors” means Plures Technologies, Inc., and Plures Holdings, Inc.

“Guaranty” or “Guaranties” means for each of Plures Technologies, Inc., Plures Holdings, Inc., an executed Guaranty in substantially the form attached hereto as Exhibit G.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Location” shall have the meaning assigned to such term in Section 5.2 hereof.

“Intercreditor Agreement” means that certainSubordination and Intercreditor Agreement dated May __, 2013 by and among Borrower, Lender, and Massachusetts Development Finance Agency, as the same may be amended, supplemented and/other otherwise modified from time to time.

“Interest” means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

“Interest-Only Extension Conditions” shall meansatisfaction of each of the following events:  (1) no default or Event of Default shall have occurred; (2) Borrower shall have realized its minimum EBITDA as specified in Section 7.15(b) for the period commencing October 1, 2013 and ending onDecember 31, 2013; and (3) on or before January 31, 2014, Borrower shall furnish to Lender documentation substantiating that theBorrowerhas satisfied the positive EBITDA requirementset forth in subparagraph (2) of this definition immediately above, which documentation shall be certified by Borrower as true, accurate and completeand shall be in a form and containing such substance as is required by Lender.

“Interest Rate” means, for any day, the prime rate as reported in The Wall Street Journal plus twelve and 75/100ths percent (12.75%), but in no event shall such floating rate be lower than sixteen percent (16.00%) per annum.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means any and all Advances made under this Agreement.

“Loan Documents” means this Agreement, the Intercreditor Agreement, the ACH Authorization, the Account Control Agreements, the Guaranties, the Stock Pledge and Security Agreements, all UCC financing statements, the Patent Grant of Security Agreement, the Warrant, the Subordination Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects, or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations substantially in accordance with the terms of the Loan Documents, or the ability of Lender to substantially enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maturity Date” means October 1, 2016.

“Maximum Loan Amount” means the maximum principal amount of Three Million and 00/100 Dollars ($3,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.7 hereof.

“Patent Grant of Security Agreement” that certain Patent Grant of Security Agreement of even date herewith executed by Borrower in favor of Lender pursuant to which Borrower has granted to Lender a first priority security interest in and to the Patent Collateral (as defined in therein), all as more particularly set forth therein.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $100,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $100,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Guaranty promptly after their formation by  Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PIK Interest Rate” means for any day a per annum rate of interest equal to four percent (4.0%).

“PIK Payments” shall have the meaning ascribed to it in Section 2.6 hereof.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Fee” shall have the meaning ascribed to it in Section 2.9 hereof.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Secured Obligations” means Borrower’s obligations under this Agreement and any other Loan Document, including any obligation to pay any amount now owing or later arising.

“Stock Pledge and Security Agreement” means those certain stock pledge and security agreements executed by Plures Technologies, Inc. and Plures Holdings, Inc., respectively.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subordination Agreement” means that certain Subordination Agreementdated May __, 2013 by and among Borrower, Lender, and Cedarview Opportunities Master Fund, L.P.; Glenn Fricano; Harmandip Kullar; William S. Lapp; Suseela and Chandrsekhar Polepalle; RENN Global Entrepreneurs Fund, Inc.; RENN US Growth Investment Trust, PLC; Stuart M. Sieger; David R. Smith, as the same may be amended, supplemented and/other otherwise modified from time to time.

“Subsequent Equity Financing” means the closing of Borrower’s next round of equity financing, which becomes effective after the Closing Date and on or before August 31, 2013 and which results in net cash proceeds to Borrower of at least TwoMillion Dollars ($2,000,000.00).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee’s income withholding, unemployment and social security taxes, which are imposed by any governmental authority, and such item shall include any interest, penalties or additions to tax attributable thereto, but excluding taxes imposed on or measured by the Lender’s net income or receipts.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Tranche A” shall have the meaning assigned to such term in Section 2.2 hereof.

“Tranche A Advance” means the Advance of the funds under Tranche A.

“Tranche B” shall have the meaning assigned to such term in Section 2.2 hereof.

“Tranche B Advance” means the Advance of the funds under Tranche B.

“Tranche B Advance Conditions” means the satisfaction and occurrence of each of the following events:

(1)           No default or Event of Default shall have occurred and Borrower shall be in strict compliance with the financial covenants set forth in Section 7.15 hereof; and

(2)           Borrower shall have closed on a Subsequent Equity Financingon or before August 31, 2013.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means that certain Warrant Agreement of even date by and between Borrower and Lender entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, capitalized terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. LOAN

2.1   Loan.  Subject to the terms of this Agreement and the other Loan Documents, and upon the satisfaction of the conditions precedent set forth in Section 4 of this Agreement, Lender hereby establishes the Loan in favor of Borrower pursuant to which the Lender shall make Advances to the Borrower in the aggregate principal amount of up to the Maximum Loan Amount as provided herein.  The proceeds of any Advances made under the Loan shall be used for Borrower’s corporate business purposes and working capital.

2.2   Advances.

(a)           On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make an Advance to Borrower in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (“Tranche A”).

(b)           Upon the satisfaction of the conditions precedent set forth in Section 4.2 hereof as determined by Lender in its sole discretion, Lender shall make an additional Advance to Borrower in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00) (“Tranche B”).The aggregate principal amount of Tranche A and Tranche Bshall not exceed the Maximum Loan Amount.

2.3    Advance Request.    To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) business days before the Advance Date).  Lender shall fund the Tranche A Advance and the Tranche B Advancein the manner requested by the Advance Request provided that each of the conditions precedent to such Advances as set forth in Section 4 of this Agreement is satisfied as of the requested Advance Date.

2.4   Interest.  Except as otherwise set forth in Section 2.8 below, the entire outstanding principal balance of each Advance of the Loan shall bear interest based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed, at rate equal to the Interest Rate.  Interest accruing on the Loan shall float and change on the day the Interest Ratechanges from time to time.

2.5   Cash Payments.Borrower shall make the following monthly payments of principal and interest with respect to the Loan:

(a)   Commencing on June 1, 2013, and continuing on the first day of each calendar month thereafter, Borrower shall pay to Lender interest that has accrued in arrears at the Cash Pay Interest Rate on the outstanding principal amount of each Advance made hereunder.  The Borrower shall be obligated to make interest only monthly payments for the first nine (9) monthly payments, subject to extending the interest only period for an additional three (3) monthly payments in the event that Borrower timely satisfies the Interest-Only Extension Conditions as reasonably determined by Lender;

(b)   If the Interest-Only Extension Conditions have not been satisfied as determined by Lender in its sole discretion, then, along with the monthly interest payment required in Section 2.5(a) above, Borrower shall repay the aggregate principal balance of the Loan that is outstanding as ofJanuary 31, 2014in thirty-two(32) consecutive equal monthly installments of principal and interest commencing on February 1, 2014, and continuing on the first business day of each month thereafter until the Maturity Date, with a thirty-third (33rd) and final installment of principal and interest due on the Maturity Date;

(c)   If the Interest-Only Extension Conditions have been satisfied as determined by Lender in its sole discretion, then, along with the monthly interest payment required in Section 2.5(a) above,Borrower shall repay the aggregate principal balance of the Loan that is outstanding as ofApril 30, 2014in twenty-nine (29) equal monthly installments of principal and interestcommencing on May 1, 2014, and continuing on the first business day of each month thereafter until the Maturity Date, with a thirtieth (30th) and final installment of principal and interest due on the Maturity Date; and

(d)   If not sooner paid, the entire outstanding principal balance of all Advances made under the Loan, all accrued but unpaid interest due under the Loan, and all other costs, fees, charges, expenses and other amounts and obligations due to Lender in connection with the Loan shall be due and payable in full on the Maturity Date.

If any payment of interest or principal due under the Secured Obligations shall be payable on a day other than a business day, then such payment shall be due and payable on the next succeeding business day.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.  Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Advance.

2.6   PIK Payments.

(a)           Commencing onJune 1, 2013, and continuing on the last day of each calendar month thereafter until the outstanding principal balance of the Loan has been repaid in full, Borrower shall make monthly payments to Lender of all interest that has accrued in arrears at the PIK Interest Rate on the outstanding principal amount of the Loan (each, a “PIK Payment”, and collectively, the “PIK Payments”), which PIK Payments shall (1) be made in kind by increasing the principal amount of the Loan by the amount of each PIK Payment (which shall be compounded on a monthly basis), (2) be deemed for all purposes (including accrual of interest) to be increases of the principal amount of the Loan, and (3) be deemed made automatically upon the occurrence of the first day of each calendar month that each PIK Payment is due.  Notwithstanding the foregoing, upon the occurrence of an Event of Default, all accrued interest under the Loan (including, for the avoidance of doubt, interest calculated at Increased Cash Pay Interest Rate and the PIK Interest Rate) shall be payable in cash on demand.

(b)           Absent manifest error, the aggregate amount of all PIK Payments, the outstanding principal balance of the Loan, and the unpaid amount of all accrued interest on the Loan that are set forth on Lender’s books and records shall be prima facie evidence of the amount of such PIK Payments, the outstanding principal balance of the Loan, and the unpaid amount of all accrued interest on the Loan, but the failure to record, or any error in so recording, any such amount on Lender’s books and records shall not limit or otherwise affect the obligations of Borrower hereunder to make the PIK Payments in accordance with Section 2.6(a) hereof or the payment of any other amount owed hereunder when due.

2.7   Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligation consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.8   Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand.  In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all principal, interest, compound interest, and professional fees, shall bear interest at a rate equal to the Interest Rate plus five percent (5%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the Interest Rate until the same is paid.

2.9   Prepayment of Loan.  At its option upon at least seven (7) business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance or integral multiples of $500,000, all accrued and unpaid interest, together with a prepayment fee equal to the following percentage of the principal amount of the Loan being prepaid:  (i) if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, three percent (3%) of the principal amount of the Loan being prepaid; (ii) if such Advance amounts are prepaid on a date that is more than twelve (12) months after the Closing Date but less than twenty four (24) months after the Closing Date, two percent (2%) of the principal amount of the Loan being prepaid; and thereafter, one percent (1%) of the principal amount of the Loan being prepaid (each, a “Prepayment Fee”).  Borrower agrees that the Prepayment Fee is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Fee upon the earlier to occur of a Change in Control or within ninety (90) days of the completion of an Initial Public Offering.

2.10   Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

SECTION 3.         SECURITY INTEREST

As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Instruments; (k) Documents; (l) Chattel Paper; (m) Supporting Obligations; (n) letters of credit, proceeds of any letter of credit, and Letter of Credit Rights; (o) all customer lists, software, and business records related thereto and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; (p) Intellectual Property and all Accounts and General Intangibles that consist of rights to payment and proceeds fromthe sale, licensing ordisposition of all or any part, or rights in, the Intellectual Property; and (q) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

SECTION 4.      CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1   Tranche A Advance.  On or prior to the Closing Date and the making of the Tranche A Advance hereunder, Borrower shall have (i) closed an equity financing that results in net cash proceeds to Borrower of at least Three Million Two Hundred Thousand Dollars ($3,200,000.00), which equity financing shall be on terms and conditions acceptable to Lender in its sole discretion, and (ii) Borrower shall have delivered to Lender the following:

(a)   executed originals of the Loan Documents, a legal opinion of Borrower’s counsel, landlord lien waivers and consents, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b)   certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)   certified copies of the Certificate of Incorporation and the Bylaws of Borrower, as amended through the Closing Date;

(d)   a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)   payment of the Facility Fee and reimbursement of Lender’s costs and expenses incurred in connection with the preparation of this Agreement and the Lender’s making of the Loan, which amounts may be deducted from the initial Advance after providing notice of such expenses to Borrower;

(f)   guaranties executed by each Guarantor and delivered to the Lender;

(g)   a Stock Pledge and Security Agreement executed by each Guarantor; and

(h)   such other documents as Lender may reasonably request.

4.2   Tranche B Advance.  Prior to the making of the Tranche B Advance:

(a)   Lender shall have received financial statements through January 31, 2014 that are, in the Lender’s sole discretion satisfactory and in compliance with all the financial covenants described in Section 7.15;

(b)   The Borrower shall have satisfied the Tranche B Advance Conditions;

(c)   Lender shall have received (i) an Advance Request for the Tranche B Advance as required by Section 2.3 hereof, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request;

(d)   The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(e)   Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance, no Event of Default shall have occurred and be continuing; and

(f)   Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3   No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

       SECTION 5.         REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1   Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of New York, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2   Ownership of Assets.  Borrower owns the Collateral free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.  A duplicate copy of all of (i) Borrower’s software, source codes, trade secrets and inventions (whether or not patented or patentable), (ii) Borrower’s technical information, procedures, processes, designs, knowledge, and know-how, (iii) Borrower’s data bases, models and drawings, and (iv) Borrower’s other Intellectual Property is maintained and located at the premises set forth in Schedule 5.2 (the “Intellectual Property Location”), which premises is not subject to any lease, lien or third-party restriction that in any way limits Lender’s right to access such Intellectual Property upon the occurrence of an Event of Default.

5.3   Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and (iv) except as described on Schedule 5.3 annexed hereto, do not violate any contract or agreement or require the consent or approval of any other Person.  The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4   Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5   Actions Before Governmental Authorities.  Except as described on Schedule 5.5 annexed hereto, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6   Laws.  Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other agreement to which it is a party or by which it is bound.

5.7   Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8   Tax Matters.  Except as described on Schedule 5.8 annexed hereto, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9   Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property.  Except as described on Schedule 5.9 annexed hereto, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D attached hereto is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10   Intellectual Property.  Except as described on Schedule 5.10 annexed hereto, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11   Borrower Products.  Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s actual knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes, to the actual knowledge of the Borrower, the Intellectual Property or other rights of others.

5.12   Financial Accounts.  Exhibit E attached hereto, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13   Employee Loans.Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party except as set forth on Schedule 5.13.

5.14   Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto, which schedule shall include a true, correct and complete list of each Subsidiary of Borrower.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

SECTION 6.        INSURANCE; INDEMNIFICATION

6.1   Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors' and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2   Certificates.  Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests.  Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3   Indemnity.  Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other reasonable costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7.          COVENANTS OF BORROWER

Borrower agrees as follows:

7.1   Financial Reports.  Borrower shall furnish to Lender the financial statements and reports listed hereinafter (collectively, the “Financial Statements”):

(a)   as soon as practicable (and in any event within 20 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis with Guarantors), including bookings and billings reports and a balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower), or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)   as soon as practicable (and in any event within 45 days) after the end of each calendar  quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis with Guarantors), including bookings and billings reports and a balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower), or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c)   as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis with Guarantors), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d)   as soon as practicable (and in any event within 20 days) after the end of each month, a Compliance Certificate in the form of Exhibit Fannexed hereto;

(e)   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)   at the same time and in the same manner as it gives to its directors, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, and within 30 days after each such meeting, minutes of such meeting, all of the same to be held in confidence in accordance with Section 11.12 hereof; and

(g)   financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender, all of the same to be held in confidence in accordance with Section 11.12 hereof.

Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31st.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to Andrew Merget atamerget@herculestech.com  with a copy to Roy Liu at rliu@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to rliu@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2   Management Rights.  Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.  All of the information thus obtained shall be held in confidence in accordance with Section 11.12 hereof.

7.3   Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4    Compromise of Agreements.  Borrower shall not, without obtaining Lender’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld, (a) grant any material extension of the time of payment thereof , (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof , or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.

7.5   Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6   Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property, and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon.  Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets.  Borrower shall not agree with any Person other than Lender not to encumber its property.  Borrower shall maintain a duplicate copy of all of (i) Borrower’s software, source codes, trade secrets and inventions (whether or not patented or patentable), (ii) Borrower’s technical information, procedures, processes, designs, knowledge, and know-how, (iii) Borrower’s data bases, models and drawings, and (iv) Borrower’s other Intellectual Property at the Intellectual Property Location, which shall be promptly updated from time to time whenever the Intellectual Property Location is changed.  The Intellectual Property Location shall not be subject to any lease, lien or third-party restriction that in any way limits Lender’s right to access such Intellectual Property upon the occurrence of an Event of Default.

7.7   Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8   Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.9   Transfers.  Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10   Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.11   Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12   Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender.Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.13   Deposit Accounts.  Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement.

7.14   Subsidiaries; Affiliates.  Borrower shall notify Lender of each Subsidiary and/or affiliate formed subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Subsidiary and/or affiliate organized under the laws of any State within the United States to execute and deliver to Lender a Guaranty.

7.15   Financial Covenants.

(a)   Minimum Cash Revenues.  As of the last day of each calendar month, Borrower shall realize Cash Revenues in an amount not less than such amount as expressly specified below for each such measurement date, which Cash Revenues shall be measured in aggregate for the immediately preceding three month period ending as of such measurement date:

For the Month Ended	Revenue
April 30, 2013	$418,739
May 31, 2013	$418,739
June 30, 2013	$819,900
July 31, 2013	$819,900
August 31, 2013	$819,900
September 30, 2013	$1,197,383
October 31, 2013	$1,197,383
November 30, 2012	$1,197,383
December 31, 2013	$2,929,540
January 31, 2014	$2,929,540
February28, 2014	$2,929,540
March 31, 2014	$3,856,513
April 30, 2014 and each month thereafter	[TBD]

(b)          Minimum EBITDA.  As of the last day of each calendar month set forth below, Borrower shall realize EBITDA in an amount not less than such amount as expressly specified below for such measurement date, which EBITDA shall be measured in aggregate for the immediately preceding three month period ending as of such measurement date:

For the Month Ended	EBITDA
April 30, 2013	N/A
May 31, 2013	N/A
June 30, 2013	N/A
July 31, 2013	N/A
August 31, 2013	N/A
September 30, 2013	N/A
October 31, 2013	N/A
November 30, 2012	N/A
December 31, 2013	$672,852
January 31, 2014	$672,852
February28, 2014	$672,852
March 31, 2014	$1,298,862
April30, 2014 and each month thereafter	[TBD]

(d)           Delivery of Plan; Determination of Covenants.  Borrower shall deliver to Lender a detailed operating plan and projection for the upcoming year, which plan shall be submitted to Lender not later than December 1 for the approaching calendar year.  The parties shall work cooperatively and in good faith to set the monthly covenant thresholds and shall reflect the same in a writing.  If the thresholds are not set for any reason, the minimum monthly covenants thresholds shall remain at the last monthly threshold reflected in Sections 7.15(a) and (b).

7.16   Lease Extension.  On or before June 30, 2013, the lease for the property located at 333 South Street, Shrewsbury, Massachusetts, Building 2, as amended, extended and or modified, (the “Lease”) shall have been extended for a period of at least 3 and one-half (3.5) years.

7.17   Additional Equity Financing.  On or before August 31, 2013, Borrower shall close on a next round of equity financing which results in net cash proceeds to Borrower of at least Two Million Dollars ($2,000,000.00)

SECTION 8.      RIGHT TO INVEST

Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to $500,000.00 on the same terms, conditions and pricing offered and afforded to others participating in any such Subsequent Financing, including, without limitation, those terms and conditions offered to Borrower’s existing investors.

SECTION 9.       EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1   Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; or

9.2   Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.15, 7.16, or 7.17) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.15, 7.16, or 7.17, the occurrence of such default; or

9.3   Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4   Other Loan Documents.  The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5   First Amendment to Investor’s Rights Agreement.  The occurrence of any default under the First Amendment to Investor’s Rights Agreement dated as of May __, 2013 (“Amendment to IRA”), including but not limited to the failure to file The Initial Shelf Registration Statement (as such term is defined in the Investor’s Rights Agreement dated August 10, 2011), within 60 days of the Amendment to IRA.

9.6   Representations.  Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.7   Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.8   Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.9   Other Obligations.  The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $50,000, or the occurrence of any default under any agreement  or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

9.10   Lease.  The occurrence of any default under that certain lease by and between the Borrower and WCS-333 South Street, Inc. dated July 1, 2006, as it has been amended, extended and renewed from time to time (the “Lease”), the failure by Borrower to exercise any option terms necessary for the Borrower to remain in the Lease  until the obligations owed by the Borrower to the Lender are fully satisfied, and/or any default that would cause the Lender to step in and cure such default of the Borrower.

SECTION 10.        REMEDIES

10.1   General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with the Prepayment Fee and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6 and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Further, upon and during the continuance of any one or more Events of Default, Borrower (i) hereby authorizes Lender to issue a notice to the Person in control of the Intellectual Property Location, which notice requests such Person to deliver possession of such Intellectual Property to Lender, and (ii) shall cooperate with Lender’s reasonable requests for delivery of the Intellectual Property, which cooperation shall include, without limitation, authorizing the Person in control of the Intellectual Property Location to deliver possession of the Intellectual Property to Lender.  Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2   Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s  reasonable costs and professionals’ and advisors’ reasonable fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Third, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3   No Waiver.  Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4   Cumulative Remedies.  The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.      MISCELLANEOUS

11.1   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2   Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by a nationally recognized overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Lender:

Hercules Technology Growth Capital, Inc.
Legal Department
Attention:  Chief Legal Officer and Roy Liu
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

With a copy to:

Seyfarth Shaw LLP
Two World Trade Center East, Suite 300
Boston, Massachusetts 02210
Attn:  Louis J. DiFronzo, Jr., Esq.
Facsimile: 617.946.4801
Telephone: 617.946.4870

(b) If to Borrower:

Advanced Microsensors Corporation
c/o Plures Technologies, Inc.
4070 West Lake Road
Canandaigua New York 14424
Attn:  Glenn J. Fricano, President
Facsimile:
Telephone:

With a copy to:

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
Uniondale, New York 11556-1425
Attn:  Stuart M. Sieger, Esq.
Facsimile:  516.663.6640
Telephone:  516.663.6600

or to such other address as each party may designate for itself by like notice.

11.3   Entire Agreement; Amendments.  This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter dated January 25, 2013).  None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4   No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5   No Waiver.  The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6   Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7   Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8   Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  Payment to Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9   Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10   Mutual Waiver of Jury Trial / Judicial Reference.

(a)    Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)   If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)   In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11   Professional Fees.  Borrower promises to pay Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12   Confidentiality.  Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting  Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions comparable to those set forth above; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13   Assignment of Rights.  Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”).  After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14    Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15    Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16   No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17    Publicity.  Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

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15251195v.6

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ADVANCED MICROSENSORS CORPORATION a New York corporation

By: /s/
Name:____________________________
Title: ____________________________

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. a Maryland corporation

By: /s/
Name:____________________________
Title: ____________________________